           DOUBLETWIST DISTRIBUTION AND VALUE-ADDED RESELLER AGREEMENT

Agreement made this 24th day of March, 2000 ("Effective Date") by and between DoubleTwist, Inc. ("DoubleTwist") having its principal offices at 1999 Harrison Street, Suite 1100, Oakland, CA 94612, and Hitachi, Ltd., including its subsidiaries and affiliates in which 50% or more of the stock is directly or indirectly controlled by Hitachi, Ltd. ("Hitachi") having it principal offices at 6, Kanda-Surugadai 4-Chome, Chiyoda-ku, Tokyo, 101-8010 Japan.

1. PURPOSE. The purpose of this Agreement is to set forth the terms and conditions pursuant to which Hitachi will integrate and distribute to its customers the DoubleTwist software and/or database products described on the Product Description (Exhibit A) attached hereto and made a part hereof ("Licensed Product" or "Hitachi/DT Products").

2.   DEFINITIONS.

     (a) All terms defined in the Product Description shall have the meanings therein ascribed to them for purposes of this Agreement.

     (b) "Hitachi Systems" shall be defined as the computer and/or software systems created, marketed, distributed, and/or sold by Hitachi to the market, with which a Licensed Product will be integrated.

     (c) "End Users" shall be defined as current and future Hitachi customers who purchase from Hitachi a Hitachi/DT Product.

     (d) "Updates" shall be defined as generally available revisions to Hitachi/DT Products released from time to time by DoubleTwist.

     (e) "Initial Distribution" shall be defined as the initial sale of a Hitachi/DT Product to an End User. There will be only one (1) Initial Distribution to each End User.

     (f) "Upgrade" shall be defined as the license of a) a more expensive Licensed Product, or b) a Licensed Product with additional features, by End User following the Initial Distribution.

     (g) "Integration" shall be defined as the programming undertakings to be performed by Hitachi which are required to allow End Users functional access to Licensed Product features and capabilities from within Hitachi Systems and the logically appropriate data sharing between Hitachi/DT Products and Hitachi Systems.

     (h) "Hitachi/DT Product" shall be defined as 1) a Licensed Product, or 2) a Hitachi System integrated with a Licensed Product.

"Documentation" shall be defined as the user manuals and similar materials customarily supplied by DoubleTwist to end users of the Licensed Product.

3.   GRANT OF RIGHTS.

     (a) Subject to payment of the Distribution Fees by Hitachi to DoubleTwist as hereinafter provided, DoubleTwist grants to Hitachi a personal, exclusive, non-transferable, royalty-free right to market, distribute, direct to End Users, and install at End User locations in the Asia Pacific region ("Region") software packages comprising the Hitachi/DT Products, subject to the terms and conditions of this Agreement. Hitachi shall not transfer any Licensed Product other than in the form of a Hitachi/DT Product.

     (b) DoubleTwist grants Hitachi a non-exclusive, non-transferable, royalty-free right (i) to use and make copies of the Documentation for back-up and archival purposes, marketing, distribution, service and support of Hitachi/DTProducts and (ii) to furnish such documentation to End Users in connection with Hitachi's distribution of Hitachi/DT Products, and maintenance and support thereof.

     (c) DoubleTwist reserves all other rights to the Hitachi/DT Products which are not expressly specified in this Agreement.

4.   DUTIES OF DOUBLETWIST

     (a) Upon execution of this Agreement, DoubleTwist shall transmit to Hitachi six (6) copies of the Hitachi/DT Products and associated Documentation. Hitachi shall have the right to inspect the Hitachi/DT Products delivered by DoubleTwist to determine if they comply with the specifications and the warranties contained in Documentation. Hitachi shall have thirty (30) days from the date Hitachi/DT Products are shipped by DoubleTwist to Hitachi in which to notify DoubleTwist of any failure of the Hitachi/DT Products to conform to such specifications or warranties. DoubleTwist shall promptly repair or replace any such defect in the Hitachi/DT Products to conform to Documentation. If DoubleTwist fails to do so, Hitachi shall have the right to reject the Hitachi/DT Products. If Hitachi has not informed DoubleTwist of any failure of the Hitachi/DT Products during the said thirty (30) day period, the Hitachi/DT Products shall be deemed accepted ("Acceptance Date").

     (b) DoubleTwist shall provide five (5) days training for marketing, distribution and installation of the Licensed Product, said training to be completed by June 30, 2000. Hitachi employees shall be trained at DoubleTwist's principal offices without charges or, at Hitachi's election, at another site subject to Hitachi's reimbursement to DoubleTwist of all reasonable travel and accommodation expenses related to such training. DoubleTwist shall, without charge and during

         DoubleTwist's regular business hours, reply to questions asked by Hitachi regarding the operation and maintenance of the Licensed Program, by telephone, mail and E-mail, necessary for Hitachi's distribution, installation, maintenance, and support of the Hitachi/DT Products.

     (c) DoubleTwist will be responsible for Providing to Hitachi and maintaining Updates to the Hitachi/DT Products without charge. Updates will be Licensed Product specific and their frequency will be determined solely by DoubleTwist.

     (d) DoubleTwist will provide, without charge, back-up support of Licensed Product to Hitachi related to the appropriate use, error correction, and contents of the Hitachi/DT Products to the same extent that DoubleTwist provides such support for its other products generally.

5.   DUTIES OF HITACHI

     (a) Hitachi will be responsible for Integration of Hitachi/DT Products within Hitachi Systems and for all costs related to such Integration.

     (b) Integration of the Hitachi/DT Products will include development by Hitachi of programs that allow for proper operation of the Hitachi/DT Products within Hitachi Systems.

     (c) Hitachi will be responsible for installation and on-going support of Hitachi/DT Products for End Users. Hitachi shall be solely responsible for maintenance of Hitachi/DT Products.

     (d) Hitachi will be responsible for notifying DoubleTwist in writing of orders it receives for Hitachi/DT Products, per Section 7(a).

     (e) Hitachi will provide necessary and appropriate marketing services for the Hitachi/DT Products.

     (f) Hitachi will provide to DoubleTwist, and update in a timely manner, a listing of Hitachi/DT Product customers including the contact name, organization name, address, phone number, and type of Hitachi System. DoubleTwist's use of Hitachi customer information will be strictly limited to DoubleTwist's marketing and support activities. Such information shall constitute "Confidential Information" for purposes of
         Section 8, hereinbelow.

     (g) During the term of this Agreement and, in the event of any breach of this Agreement by Hitachi for twelve (12) months thereafter, Hitachi agrees not to market integrated or to integrate within Hitachi Systems, directly or indirectly 1) any product capable of clustering or aligning greater than 50,000 DNA, mRNA, cDNA, or non-protein consensus sequence, or 2) any database of sequence clusters that contains greater than 50,000 input DNA, mRNA, cDNA, or non-protein consensus sequences.

6.   LICENSE TERMS

     (a) Hitachi agrees that the use of the Hitachi/DT Products by End Users will be subject to the terms and conditions of the applicable DoubleTwist Software License Agreement.

     (b) Hitachi agrees to pay DoubleTwist the Distribution Fees set forth in the Distribution Fee Schedule of Exhibit B, attached hereto and made a part hereof.

     (c) In addition to the above, DoubleTwist will charge standard fees for shipping and handling the Hitachi/DT Products as set forth in the Pricing Schedule.

     (d) DoubleTwist shall, after the first anniversary of the Effective Date, have the right, at its sole discretion, to increase the Distribution Fees for the Hitachi/DT Products. DoubleTwist shall notify Hitachi within thirty (30) days of any such change, and Hitachi shall have and additional sixty (60) days from such notification to institute such price change within Region.

     (e) Hitachi shall, in addition to the other amounts payable under this Agreement, pay all sales and other taxes, federal, state, or otherwise, however designated, which are levied or imposed by reason of the transactions contemplated by this Agreement, except taxes related to the income of or the employees of DoubleTwist.

     (f) Hitachi agrees to notify End Users of the requirement to license third party coding systems or other components ("Third Party Software") for use in the Hitachi/DT Products. Notwithstanding any other provision of this Agreement, DoubleTwist shall have no liability and makes no warranty with regard to any such Third Party Software, and shall have no responsibility to procure or otherwise make available to End User such Third Party Software.

7.   PAYMENT TERMS AND RECORD KEEPING

     (a) Within thirty (30) days of the end of each calendar quarter, Hitachi will provide DoubleTwist with a report, which contains the following items:

         i. A listing of the number and type of Initial Distributions of Hitachi/DT Products made by Hitachi during the previous calendar quarter;

         ii. A listing of the number of Upgrade and Renewal sales made by Hitachi during the previous calendar quarter; and

         iii. The number of returns or rejections, if any, of the Hitachi/DT Products that occurred during the previous calendar quarter.

         Included with the report will be payment to DoubleTwist by Hitachi for amounts currently due, adjusted for returns and rejections. For purposes of illustration, Hitachi shall submit a report to DoubleTwist along with payment no later than July 31, 2000 for Initial Distributions, Upgrades sales and Renewal sales made by Hitachi in the second quarter, 2000.

     (b) The report described in Section 7 (a) shall be certified as correct by an officer of Hitachi. Hitachi shall keep accurate and correct records of Initial Distributions, Upgrade sales and Renewal sales in a form as is appropriate to determining the amount due DoubleTwist under this Agreement. Copies of these records shall be retained by Hitachi ("Hitachi Records") for at least three (3) years following a given quarter and shall be made available at Hitachi's principal office during normal business hours for inspection once each calendar year by DoubleTwist or its authorized representative, for the sole purpose of verifying reports and payments made under this Agreement. DoubleTwist shall notify Hitachi in writing more than sixty (60) days prior to the date of such inspection.

     (c) In the event that it is determined that Hitachi has inadvertently underreported in excess of five percent (5%) of the amounts due DoubleTwist over a twelve (12) month period, then in addition to the amount due DoubleTwist by Hitachi from such under-reporting, Hitachi shall also reimburse DoubleTwist the reasonable cost of such inspection of Hitachi's records. Following such underreporting, DoubleTwist shall have the right to inspect Hitachi Records once every six (6) months during the term of the Agreement, and in the event a subsequent underreporting in excess of five percent (5%) is discovered, Hitachi shall reimburse DoubleTwist the reasonable cost of each such inspection.

8.   CONFIDENTIALITY

     (a) For the purposes of this Agreement, "Confidential Information" means that information disclosed by each party to the other party, that is related to, but is not limited to, the terms and conditions of this Agreement, the existence of the discussions between the parties, trade secrets of each party, any nonpublic information relating to each party's product plans, designs, ideas, concepts, costs, prices, finances, marketing plans, business opportunities, personnel, research, development or know-how and any other nonpublic technical or business information of each party. Confidential Information does not, however, include information that: (a) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving party;
         (b) the receiving party can demonstrate to have had rightfully in its possession without an obligation of confidentiality prior to disclosure hereunder; (c) is independently developed by the receiving party without the use of any Confidential Information of the disclosing party as evidenced by written documentation; or (d) the receiving party rightfully obtains from a third party who has the right to transfer or disclose it and who provides it without a confidentiality obligation.

     (b) The Confidential Information is provided for the purposes of facilitating the distribution of DoubleTwist's bioinformatics products or projects (the "Business Purpose"). The receiving party will not disclose, publish or disseminate Confidential Information to anyone other than those of its employees who need to know for the Business Purpose, and the receiving party will take reasonable precautions to prevent any unauthorized use, disclosure, publication or dissemination of Confidential Information. The receiving party accepts Confidential Information for the Business Purpose and in connection with the business discussions regarding the Business Purpose hereunder. The receiving party will not use Confidential Information other than for the Business Purpose for its own or any third party's benefit without the prior written approval of an authorized representative of the disclosing party in each instance. If the receiving party receives notice that it may be required or ordered by any judicial or governmental entity to disclose Confidential Information of the disclosing party, it will take all necessary steps to give the disclosing party sufficient prior notice in order to contest such requirement or order.

9.   INDEMNIFICATION

     (a) DoubleTwist represents and warrants to Hitachi that the Licensed Product were developed or licensed by DoubleTwist and, to the best of DoubleTwist's knowledge, do not infringe any patent, trademark, copyright, trade secret, or any other proprietary rights of any third party or parties.

     (b) DoubleTwist shall indemnify, defend and hold harmless Hitachi from all costs, damages or expenses (including attorney's fees) which may be finally assessed in any action resulting from a claim that the Licensed Product infringes any third party's patent, copyright, trade secret or any other proprietary rights and shall procure for Hitachi the right to continue to distribute the Licensed Product or shall make commercially reasonable efforts to replace or modify the same to make them non-infringing, which such replacement or modification shall meet the specifications identified in Documentation; provided that (1) Hitachi shall give DoubleTwist prompt written notice of any such action, claim or threat of suit (2) DoubleTwist shall take over, settle or defend such action, claim or suit through counsel of DoubleTwist's choice and under DoubleTwist's sole direction, and

         3) Hitachi shall cooperate fully with DoubleTwist in connection with such action, claim or suit.

     (c) Hitachi shall indemnify, defend and hold harmless DoubleTwist from all costs, damages or expenses (including attorney's fees) which may be finally assessed in any action resulting from a claim that any statement made by Hitachi in advertising, licensing or promoting the Hitachi/DT Products is false or misleading or for any material breach by Hitachi of its obligations hereunder, provided that (1) DoubleTwist shall give Hitachi prompt written notice of any such action, claim or threat of suit; (2) Hitachi shall take over, settle or defend such action, claim or suit through counsel of Hitachi's choice and under Hitachi's sole direction and at Hitachi's expense; and (3) DoubleTwist shall cooperate fully with Hitachi in connection with such action.

     (d) The foregoing provisions shall not apply to any infringement attributable to any unauthorized modification of the Hitachi/DT Products by Hitachi, or any portion thereof, or any use of the Hitachi/DT Products with additional software or devices not expressly authorized in writing by DoubleTwist herein.

     (e) Except for intellectual property infringement claims covered by part
         Section 9(a) and (b), Hitachi shall indemnify and hold DoubleTwist harmless against any liability, or any litigation cost or expense (including attorney's fees), arising out of third party claims against DoubleTwist as a result of Hitachi's use or distribution of the Hitachi/DT Product or Licensed Product or Documentation.

10.  WARRANTY

     (a) DoubleTwist represents and warrants that the computer programs, databases and/or other reports included in the Licensed Products will, for one (1) year from the Acceptance Date, conform to their then-current Documentation.

     (b) If defects in the Licensed Product are discovered by Hitachi, DoubleTwist agrees to make efforts to correct such defects commensurate with the severity of the defect at DoubleTwist's expense within ten
         (10) days following receipt of notice from Hitachi of such defects. After correction of the such defects, Hitachi will inspect such Hitachi/DT Products as provided in Paragraph 4(a) of this Agreement.

     (c) EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.  LIMITATION OF LIABILITY.

     (a) DoubleTwist's sole liability to Hitachi for any claims, notwithstanding the form of such claims (e.g., contract, negligence or otherwise), arising out of errors or omissions in the Licensed Products shall be to furnish the correct information as soon as reasonably practicable.

     (b) DoubleTwist's sole liability for claims, notwithstanding the form of such claims (e.g., contract, negligence or otherwise), arising out of unavailability of support or the unusability of the Licensed Products shall be to use reasonable efforts to correct the Licensed Products as soon as reasonably practicable.

     (c) DoubleTwist shall not be liable or deemed to be in default for any delay or failure to perform under this Agreement resulting directly or indirectly from any cause beyond DoubleTwist's reasonable control such as acts of Gods, act of any governmental authority, riot, revolution, fires or war.

     (d) EXCEPT ANY CAUSE COVERED BY PARAGRAPH 9, IN NO EVENT WILL DoubleTwist BE RESPONSIBLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION LOSS OF BUSINESS INFORMATION, OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF THE SALE, USE OR INABILITY TO USE THE Hitachi/DT PRODUCTS, EVEN IF DoubleTwist HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12. TERM. Except as otherwise provided herein, this Agreement shall commence on the date hereof and shall continue for a period from April 3, 2000 through December 31, 2000 (the "Initial Term"). After the Initial Term, this Agreement shall be automatically extended for consecutive one (1) year terms, subject to termination by either party to take effect at the end of the Initial Term or any renewal term upon at least Thirty (30) days prior to written notice.

13.  TERMINATION.

     (a) Notwithstanding anything to the contrary contained herein, either party may terminate this Agreement (1) upon any material breach by the other of its obligations under this Agreement, or (2) if the other party shall commit an act of bankruptcy or become insolvent, by sending such party written notice of termination which shall state the nature of the breach. Such notice shall be effective thirty (30) days following the date thereof, unless such breach shall have been remedied during such thirty-day period.

     (b) In addition, DoubleTwist may terminate this Agreement, and any license granted to an End User for whom the Distribution Fee has not been paid if Hitachi fails to pay DoubleTwist any Distribution Fees or taxes due hereunder.

     (c) The foregoing rights and remedies shall be cumulative and in addition to all other rights and remedies available to each party in law and in equity.

     (d) All licenses with End Users which are entered into due to Hitachi's distribution of the Hitachi/DT Products will continue in accordance with the terms and applicable period as provided in the applicable DoubleTwist Software License Agreement.

     (e) Notwithstanding anything to the contrary contained herein, the rights and obligations set forth in Paragraphs 5(g), 8,9 and 11 shall survive termination of this Agreement.

14.  MISCELLANEOUS TERMS.

     (a) Each party represents to the other that this Agreement has been exhausted and delivered by an authorized representative of such signing party.

     (b) The headings and captions to this Agreement are for reference only and are not to be construed in any way as terms hereof.

     (c) Unless otherwise stated, all notices required under this Agreement shall be in writing and served by Certified mail or Registered mail, return receipt requested, with a copy by first class mail or by personal services and shall be deemed to have been duly given when sent if mailed to the addressee or when received if hand delivered at the address designated below or such subsequent address as may be designated in writing by the respective party:

                 if to DoubleTwist:

                 DoubleTwist, Inc.
                 1999 Harrison Street, Suite 1100
                 Oakland, CA 94612
                 Attn:  Legal Counsel

                 if to Hitachi:

                 [Contract]
                 International Procurement Center, Procurement Dept.
                 Hitachi Ltd.,
                 6, Kanda-Surugadai 4-Chome, Chiyoda-ku, Tokyo, 101-8010 Japan
                 Attn:  Manager, International Procurement Center

                 [Delivery]
                 Purchasing Sect. Administration Dept.
                 Central Research Laboratory, Hitachi, Ltd.
                 1-280, Higashi-Koigakubo, Kokubunji-shi, Tokyo, 185-8601, Japan
                 Attn:  Manager, Purchasing Sect.

                 [Technical]
                 Bio Informatic Dept. Life Science Gr.
                 Hitachi, ltd.
                 1-280, Higashi-Koigakubo, Kokubunji-shi, Tokyo, 185-8601, Japan
                 Attn:  Manager, Bioinformatics Gr.

     (d) If any of the provisions of this Agreement are invalid, illegal or unenforceable under any applicable statute or rule of law, the validity, legality or enforceability of the remaining provisions shall not be affected or impaired thereby.

     (e) This Agreement shall be interpreted in accordance with the laws of the State of California, USA, as if entered into by California residents, without regard to its conflict of laws rules.

     (f) Except for assignment in conjunction with a change of control, this Agreement shall not be assigned by either party without the written consent of the other party. In event of assignment in conjunction with change of control, this Agreement will bind and insure to benefit of each party's permitted successors and assigns.

     (g) DoubleTwist shall obtain any and all export licenses and/or governmental approvals that may be required to export the Licensed Product to Japan. Hitachi agrees that the Licensed Product may be subject to restrictions under the export control laws and regulations of the United States of America, including but not limited to the U.S. Export Administration Act and the U.S. Export Administration Regulations. Hitachi agrees not to export or re-export, directly or indirectly, the Licensed Product in whole or in part without first obtaining any required license or other approval from the U.S. Department of Commerce or any other agency or department of the United States Government.

     (h) This Agreement is the entire agreement between the parties relating to the subject matter hereof and supersedes all prior understanding, writings, proposals, representations or communications, oral or written, of either party. This Agreement may be amended only by an instrument executed by the authorized representatives of both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DoubleTwist, Inc.                          Hitachi, Ltd.

By: /s/                                    By: /s/
   --------------------------------           ----------------------------------
Title:                                     Title:
      -----------------------------              -------------------------------
Date:                                      Date:
     ------------------------------             --------------------------------

                                    EXHIBIT A

                         DESCRIPTION OF LICENSED PRODUCT


Clustering and Alignment Tools (CAT), version 3.5, including Serial d2, Serial d2_cluster, CRAW and MAP, in object code form only, and current Documentation.

                                    EXHIBIT B

                            DISTRIBUTION FEE SCHEDULE


Hitachi shall purchase for distribution to End Users six (6) software packages comprising Licensed Product and Documentation during the Initial Term ("Initial Distributed Product"). Hitachi shall pay to DoubleTwist One Million Five Hundred Ninety Thousand Dollars (US$1,590,000) within thirty (30) day after Hitachi's acceptance as set forth in Paragraph 4(a), which acceptance or rejection shall in no event be later than May 15, 2000, in full payment of Distribution Fees for Initial Distributed Product.

For each additional Licensed Product distributed by Hitachi ("Subsequent Distributed Product"), Hitachi shall pay to DoubleTwist a Distribution Fee of Two Hundred Sixty Five Thousand Dollars (US$265,000), which amount shall be due and payable to DoubleTwist within thirty (30) days of distribution of Licensed Product to End User.

Additionally, for each Licensed Product distributed to an End User by Hitachi, in the event such End User desires to receive, and Hitachi agrees to perform, maintenance for such Licensed Product for any term beyond one (1) year from the Effective Date of the license between DoubleTwist and End User ("Extended Maintenance"), such Extended Maintenance shall be performed by Hitachi on an annual basis ("Extended Maintenance Period"), and for each such Extended Maintenance Period Hitachi shall pay to DoubleTwist, within thirty (30) days of the first day of any such Extended Maintenance Period. Twenty Five Thousand Dollars (US$25,000).

Hitachi America, Ltd. ("HAL") will act as a disbursement agent of Hitachi. Notices and invoices to HAL shall be delivered or addressed to:

         Hitachi America, Ltd.
         Procurement and Technical Service Division
         2000 Sierra Point Parkway
         Brisbane, CA 94005-1835
         Attn:  Purchasing Manager